UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date Of Report (Date Of Earliest Event Reported): May 30, 2008 (May 23, 2008)
PACIFIC OFFICE PROPERTIES TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)
Commission File Number: 1-9900

Maryland	86-0602478
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
233 Wilshire Blvd., Suite 830, Santa Monica, CA 90401
(Address of Principal Executive Offices, Including Zip Code)
310-395-2083
(Registrant’s Telephone Number, Including Area Code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Signature(s)

Item 1.01. Entry into a Material Definitive Agreement.
     Pacific Office Properties Trust, Inc., a Maryland corporation (the “Company”), pursuant to the Master Formation and Contribution Agreement dated as of October 3, 2006 between Arizona Land Income Corporation and POP Venture, LLC, as amended, obtained on March 19, 2008 the option to purchase (“Option”) at a price equal to the cost of investment of affiliates of POP Venture, LLC and of the Company’s Chairman of the Board, Jay H. Shidler (the “Shidler Affiliates”), up to eighteen properties that the Shidler Affiliates had acquired or had under contract to acquire.
     Following the partial exercise of the Option, on May 23, 2008, the Company acquired, through Pacific Office Properties, L.P., a Delaware limited partnership of which the Company is the sole general partner (the “Operating Partnership”), a 7.5% managing ownership interest in a joint venture holding a commercial office building and a separate parking and retail complex totaling approximately 355,000 rentable square feet of office space and approximately 15,000 rentable square feet of retail space, located in Phoenix, Arizona (“US Bank Center”) under the Membership Interest Purchase Agreement dated as of May 23, 2008 by and among the Operating Partnership, STIRR USB Towers, LLC and POP/USB Partners, LLC, which are Shidler Affiliates (the “US Bank Agreement”). The US Bank Agreement contains customary representations and warranties and conditions to the consummation of the transactions contemplated by the US Bank Agreement.
     The ownership interest in US Bank Center was acquired by the Company for a purchase price of $1.22 million, payable in the form of a subordinated promissory note issued by the Operating Partnership (the “US Bank Note”). The purchase price for US Bank Center is approximately equal to the Shidler Affiliate’s cost of investment in US Bank Center. The terms and conditions of the US Bank Note are substantially similar to the terms and conditions of the promissory notes issued to other Shidler Affiliates on March 19, 2008. The US Bank Note accrues interest at a rate of 7% per annum, with interest payable quarterly, subject to an Operating Partnership right of accrual. The US Bank Note matures on May 31, 2013, subject to an Operating Partnership option to extend for one additional year. The US Bank Note is payable upon the occurrence of a qualified public offering, as defined under the Master Formation and Contribution Agreement, and is an unsecured obligation of the Operating Partnership. The US Bank Note can be repaid at any time and will be full recourse to the Operating Partnership.
     Additionally, on May 23, 2008, the Company, through the Operating Partnership, entered into and consummated, following exercise of its Option, the transactions contemplated by the Membership Interest Purchase Agreement by and among the Operating Partnership, STIRR 2155 Kalakaua, LLC and 2155 Mezzanine, LLC, which are Shidler Affiliates (the “Kalakaua Agreement”). Pursuant to the Kalakaua Agreement, the Company acquired a 17.5% managing ownership interest in a joint venture in a commercial office building totaling approximately 152,000 rentable square feet, located in Honolulu, Hawaii (the “Kalakaua Business Center”). The Kalakaua Agreement contains customary representations and warranties and conditions to the consummation of the transactions contemplated by the Kalakaua Agreement.

     The ownership interest in Kalakaua Business Center was acquired by the Company for a purchase price of $0.79 million, payable in the form of a subordinated promissory note issued by the Operating Partnership (the “Kalakaua Note”). The purchase price for the Kalakaua Business Center is approximately equal to the Shidler Affiliate’s cost of investment in the Kalakaua Business Center. The terms and conditions of the Kalakaua Note are substantially similar to the terms and conditions of the US Bank Note.

Signature(s)
     Pursuant to the Requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

PACIFIC OFFICE PROPERTIES TRUST, INC.
Dated: May 30, 2008	/s/ James M. Kasim
	Name:	James M. Kasim
	Title:	Chief Financial Officer